Exhibit 10.3

Revised as of June 2005

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER
AXCELIS TECHNOLOGIES, INC.  2000 STOCK PLAN

1.                                       Grant of Restricted Stock Units.   Axcelis Technologies, Inc. (hereinafter the “Company”), in the exercise of its sole discretion pursuant to the Axcelis Technologies, Inc. 2000 Stock Plan (the “Plan”), does on the grant date set forth below  (the “Award Date”) hereby award to the recipient set forth below (the “Recipient”), the number of Restricted Stock Units (“RSUs”) upon the terms and subject to the conditions hereinafter contained:

Award Date:	, 20
Name of Recipient:
Number of Restricted Stock Units:

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan. RSUs represent the Company’s unfunded and unsecured promise to issue shares of the Company’s common stock, $0.001 par value (“Common Stock,” as defined in the Plan) at a future date, subject to the terms of this Award Agreement and the Plan. Recipient has no rights under the RSUs other than the rights of a general unsecured creditor of the Company.

2.                                       Vesting Schedule and Conversion of RSUs.

(a)                                  Subject to the terms of this Award Agreement and the Plan and provided that Recipient remains continuously employed throughout the vesting periods set out below, the RSUs shall vest and be converted into an equivalent number of shares of Common Stock that will be distributed to the Recipient as follows; provided that fractional RSUs shall be converted into Common Stock as set out in Section 8(c) of this Award Agreement:

Vesting Date	Percentage of RSUs

(b)                                 THE RECIPIENT’S RIGHTS IN THE RSUs SHALL BE AFFECTED, WITH REGARD TO BOTH VESTING SCHEDULE AND TERMINATION, BY LEAVES OF ABSENCE, CHANGES IN THE NUMBER OF HOURS WORKED, PARTIAL DISABILITY, AND OTHER CHANGES IN RECIPIENT’S EMPLOYMENT STATUS AS PROVIDED IN THE COMPANY’S CURRENT POLICIES IN SUCH MATTERS.  THESE POLICIES MAY CHANGE FROM TIME TO TIME WITHOUT NOTICE IN THE COMPANY’S SOLE DISCRETION, AND RECIPIENT’S RIGHTS WILL BE GOVERNED BY THE POLICIES IN EFFECT AT THE TIME OF ANY EMPLOYMENT STATUS CHANGE. CONTACT HUMAN

RESOURCES FOR A COPY OF THE MOST CURRENT POLICY STATEMENT AT ANY POINT IN TIME.

(c)                                  The vesting of the RSUs shall not accelerate upon a Change in Control (as defined in the Plan), except as may be provided in a Change in Control Agreement between the Company and the Recipient.  Notwithstanding the foregoing, pursuant to the Plan, the Board may accelerate the vesting of RSUs for conversion into Common Stock in its sole discretion.

(d)                                 The shares of Common Stock issued on conversion of vested RSUs shall be free of all restrictions on transferability and forfeiture under this Award Agreement.  The number of shares of Common Stock to be issued upon vesting shall be an equivalent number of shares of Common Stock for the RSUs so vested, less any shares of Common Stock withheld to comply with tax withholding as contemplated by Section 8 of this Award Agreement.

(e)                                  Pursuant to the terms described in Section 8 and the other terms set forth herein, one or more share certificates, registered in the name of the Recipient for the appropriate number of shares of Common Stock, free of any restrictions set forth in the Plan and this Award Agreement, except for any restrictions that may be imposed by law, shall be delivered to the Recipient or, in case of the Recipient’s death, to the Recipient’s Beneficiary.  Upon such issuance of shares of Common Stock, the Recipient shall become a shareholder of the Company with respect to the shares so issued and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such shares and the right to receive dividends.

3.                                       Termination.   Unless terminated earlier under Section 4, 5, or 6 below, a Recipient’s rights under this Award Agreement with respect to the RSUs issued under this Award Agreement shall terminate at the time such RSUs are converted into Common Shares.

4.                                       Termination of Recipient’s Status as a Participant.   Except as otherwise specified in Section 5 and 6 below, in the event of Termination of Employment (as such term is defined in the Plan), Recipient’s rights under this Award Agreement in any unvested RSUs shall immediately and irrevocably terminate and unvested RSUs and the underlying shares of Common Stock in respect of such RSUs shall be immediately and irrevocably forfeited. For the avoidance of doubt, a Recipient will have undergone a Termination of Employment at the time the Recipient’s actual employer ceases to be the Company or a “Subsidiary” of the Company, as that term is defined in the Plan, and as further described in Section 10(g) of this Award Agreement.

5.                                       Disability of Recipient.   Notwithstanding the provisions of Section 4 above, in the event of Termination of Employment of the Recipient as a result of Disability (as such term is defined in the Plan), the next vesting date for the RSUs, set out in Section 2(a), above, shall accelerate by twelve (12) months as of such date of termination. If Recipient’s disability originally required him or her to take a short-term disability leave which was later converted into long-term disability, then for the purposes of the preceding sentence the date on which Recipient ceased performing services shall be deemed to be the date of commencement of the Disability. The Recipient’s rights in any unvested RSUs that remain unvested after the application of this Section 5 shall terminate at the time Recipient undergoes a Termination of Employment.

6.                                       Death of Recipient.   Notwithstanding the provisions of Section 4 above, if, at the time of death of a Recipient, such Recipient is an employee of the Company or a Subsidiary of the Company, holding unvested RSUs, then the next vesting date for the RSUs, set out in Section 2(a) above, shall accelerate by twelve (12) months as of the date of death.  The Recipient’s rights in any unvested RSUs that remain after such acceleration shall terminate at the time of the Recipient’s death.

7.                                       Value of Unvested RSUs.   In consideration of the award of these RSUs, Recipient agrees that upon and following Termination of Employment of the Recipient for any reason (whether or not in breach of applicable laws), and regardless of whether Recipient is terminated with or without cause, notice, or pre-termination procedure or whether Recipient asserts or prevails on a claim that Recipient’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested RSUs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

8.                                       Conversion of RSUs to Common Shares; Responsibility for Taxes.

(a)          Provided Recipient has satisfied the requirements of Section 8(b) below, on the vesting of any RSUs, such vested RSUs shall be converted into an equivalent number of Common Stock that will be distributed to Recipient or, in the event of Recipient’s death, to Recipient’s legal representative, as soon as practicable after the vesting date (but in no event later than the date that is two and one-half (2-1/2) months from the end of the calendar year in which the RSUs vest).  The distribution to the Recipient, or in the case of the Recipient’s death, to the Recipient’s legal representative, of Common Stock in respect of the vested RSUs shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company. In the event ownership or issuance of Common Stock is not feasible due to applicable exchange controls, securities regulations, tax laws or other provisions of applicable law, as determined by the Company in its sole discretion, Recipient, or in the event of Recipient’s death, the Recipient’s legal representative, shall receive cash proceeds in an amount equal to the value of the Common Stock otherwise distributable to Recipient, net of the satisfaction of the requirements of Section 8(b) below, to be paid as soon as practicable after the vesting date (but in no event later than the date that is two and one-half (2-1/2) months from the end of the calendar year in which the RSUs vest).

(b)         Regardless of any action the Company or Recipient’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax Related Items”), Recipient acknowledges that the ultimate liability for all Tax Related Items legally due by Recipient is and remains Recipient’s responsibility and that the Company and/or the Recipient’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into Common Stock or the receipt of an equivalent cash payment, the subsequent sale of any Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Recipient’s liability for Tax Related Items.

Prior to the issuance of Common Stock upon vesting of RSUs or the receipt of an equivalent cash payment as provided in Section 8(a) above, Recipient shall pay, or make adequate arrangements satisfactory to the Company or to the Recipient’s actual employer (in their sole discretion) to satisfy all withholding obligations of the Company and/or the Recipient’s actual employer. In this regard, Recipient authorizes the Company or the Recipient’s actual employer to withhold all applicable Tax Related Items legally payable by Recipient from Recipient’s wages or other cash compensation payable to Recipient by the Company or the Recipient’s actual employer. Alternatively, or in addition, if permissible under applicable law, the Company or the Recipient’s actual employer may, in their sole discretion, (i) sell or arrange for the sale of Common Stock to be issued on the vesting of RSUs to satisfy the withholding obligation, and/or (ii) withhold in Common Shares, provided that the Company and the Recipient’s actual employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. Recipient shall pay to the Company or to the Recipient’s actual employer any amount of Tax Related Items that the Company or the Recipient’s actual employer may be required to withhold as a result of Recipient’s receipt of RSUs, the vesting of RSUs, or the conversion of vested RSUs to Common Stock that cannot be satisfied by the means previously described. Except where applicable legal or regulatory provisions prohibit, the standard process for the payment of a Recipient’s Tax Related Items shall be for the Company or the Recipient’s actual employer to withhold in Common Stock only the amount of shares necessary to satisfy the minimum withholding amount. The Company may refuse to deliver Common Stock to Recipient if Recipient fails to comply with Recipient’s obligation in connection with the Tax Related Items as described herein.

(c)          In lieu of issuing fractional Common Shares, on the vesting of a fraction of an RSU, the Company shall round the shares down to the nearest whole share and any such share that represents a fraction of a RSU will be included in a subsequent vest date, if any.

(d)         Until the distribution to Recipient of the Common Stock in respect to the vested RSUs is evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Recipient shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Common Stock, notwithstanding the vesting of RSUs. No adjustment will be made for a dividend or other right for which the record date is prior to the date Recipient is recorded as the owner of the Common Shares, except as provided in the Plan.

(e)          By accepting the Award of RSUs evidenced by this Award Agreement, Recipient agrees not to sell any of the Common Stock received on account of vested RSUs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Recipient is an employee, consultant or outside director of the Company or a Subsidiary of the Company.

9.                                       Non-Transferability of RSUs.   Recipient’s right in the RSUs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the distribution of the Common Stock in respect of such RSUs. RSUs shall not be subject to execution, attachment or other process.

10.                                 Acknowledgment of Nature of Plan and RSUs.   In accepting the Award, Recipient acknowledges that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)         the Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(c)          all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)         Recipient’s participation in the Plan is voluntary;

(e)          the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;

(f)            if Recipient receives Common Stock, the value of such Common Stock acquired on vesting of RSUs may increase or decrease in value;

(g)         notwithstanding any terms or conditions of this Award Agreement to the contrary and consistent with Section 4, above, in the event of Termination of Employment of the Recipient (whether or not in breach of applicable laws), Recipient’s right to receive RSUs and vest under the Plan, if any, will terminate effective as of the date that Recipient is no longer actively employed and will not be extended by any notice period mandated under applicable law; furthermore, in the event of Termination of Employment (whether or not in breach of applicable laws), Recipient’s right to receive Common Stock pursuant to RSUs that were vested as of the date of termination after Termination of Employment, if any, will be measured by the date of termination of Recipient’s active employment and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when Recipient is no longer actively employed for purposes of the award of RSUs; and

(h)         Recipient acknowledges and agrees that, regardless of whether Recipient is terminated with or without cause, notice or pre-termination procedure or whether Recipient asserts or prevails on a claim that Recipient’s employment was terminable only for cause or only with notice or pre-termination procedure, Recipient has no right to, and will not bring any legal claim or action for, (i) any damages for any portion of the RSUs that have been vested and converted into Common Shares, or (ii) termination of any unvested RSUs under this Award Agreement.

11.                                 No Employment Right.   Recipient acknowledges that neither the fact of this Award of RSUs nor any provision of this Award Agreement or the Plan or the policies adopted pursuant to the Plan shall confer upon Recipient any right with respect to employment or continuation of current employment with the Company or with the Recipient’s actual employer, or to employment that is not terminable at will. Recipient further acknowledges and agrees that neither the Plan nor this Award of RSUs makes Recipient’s employment with the Company or the Recipient’s actual employer for any minimum or fixed period, and that such employment is subject to the mutual consent of Recipient and the Company or the Recipient’s actual employer, and may be terminated by either Recipient or the Company or the Recipient’s actual employer at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

12.                                 Administration.   The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Board (as such term is defined in the Plan), and the Board shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Board and any decision made by the Board with respect to the Award Agreement shall be final and binding on all parties.

13.                                 Plan Governs.   Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.

14.                                 Notices.   Any written notices provided for in this Award Agreement that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Recipient, at the Recipient’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

15.                                 Electronic Delivery.   The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request Recipient’s consent to participate in the Plan by electronic means. Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.                                 Acknowledgment.   By Recipient’s acceptance as evidenced below, Recipient acknowledges that Recipient has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement and the Plan. Recipient understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion. Recipient further acknowledges that Recipient must accept this Award Agreement in the manner prescribed by the Company no later than the earlier of the first anniversary of Award Date or the first vesting date specified in Section 2 of this Award Agreement. If such acceptance is not obtained prior to such date, this award is null and void.

17.                                 Board Approval.   These RSUs have been awarded pursuant to the Plan and accordingly this Award of RSUs is subject to approval by an authorized committee of the Board of Directors. If this Award of RSUs has not already been approved, the Company agrees to submit this Award for approval as soon as practical. If such approval is not obtained, this award is null and void.

18.                                 Governing Law.   This Award Agreement shall be governed by the laws of the State of Delaware, U.S.A., without regard to Delaware laws that might cause other law to govern under applicable principles of conflicts of law.

19.                                 Severability.   If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

20.                                 Complete Award Agreement and Amendment.   This Award Agreement and the Plan constitute the entire agreement between Recipient and the Company regarding RSUs. Any prior agreements, commitments or negotiations concerning these RSUs are superseded. This Award Agreement may be amended only by written agreement of Recipient and the Company, without consent of any other person. Recipient agrees not to rely on any oral information regarding this Award of RSUs or any written materials not identified in this Section 20.

EXECUTED as of the Award Date set forth above.

AXCELIS TECHNOLOGIES, INC.

Lynnette C. Fallon, Executive Vice President, HR/Legal and General Counsel

RECIPIENT’S ACCEPTANCE:

I have read and fully understood this Award Agreement and, as referenced in Section 16 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement and the other documents referenced in it. I intend to express my acceptance of the Award and this Award Agreement by signing a copy of this Award Agreement in the space provided below.

Recipient Signature

Print Name

Date of Acceptance